WELLS FARGO & COMPANY 8-K

Exhibit 23.2

Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis Minnesota 55402-3901 Phone +1 612 766 7000 Fax +1 612 766 1600

November 30, 2020

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94104

Ladies and Gentlemen:

We have acted as counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-3, as amended, File No. 333-239017 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance from time to time of senior debt securities of Wells Fargo & Company.

If a pricing supplement or prospectus supplement relating to the offer and sale of any Company senior debt security is prepared and filed by the Company with the Securities and Exchange Commission on this date or a future date and the pricing supplement or prospectus supplement contains a reference to us and our opinion substantially in the form set forth below, this consent shall apply to the reference to us and our opinion in substantially such form:

In the opinion of Faegre Drinker Biddle & Reath LLP, as counsel to Wells Fargo & Company, when the notes offered by this [pricing supplement/prospectus supplement] have been duly executed and issued by Wells Fargo & Company, authenticated in accordance with the provisions of the indenture, and delivered to and paid for by the agent as contemplated herein, such notes will constitute valid and legally binding obligations of Wells Fargo & Company, enforceable against Wells Fargo & Company in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, fraudulent transfer, voidable transactions, receivership or other laws affecting creditors’ rights generally, concepts of materiality, reasonableness, and equitable principles of general applicability, including without limitation, good faith and fair dealing. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture, the validity and enforceability of the indenture with respect to the trustee, the legal capacity of natural persons acting on behalf of Wells Fargo & Company to enter into the referenced instrument or agreement and perform their

Wells Fargo & Company

November 30, 2020

roles in respect of the issuance of notes, the legal status and enforceability of agreements with respect to the agent, the accuracy and completeness of documents submitted for review in respect of the issuance of the notes, the accuracy and truthfulness of all public records of Wells Fargo & Company and of all certifications, documents and other proceedings that have been produced by officials of Wells Fargo & Company in connection with the issuance of the notes, and the genuineness of signatures on such documents, public records, certifications and proceedings, all as stated in the letter of such counsel dated July 17, 2020, which was filed as an exhibit to the Registration Statement on Form S-3, as amended, by Wells Fargo & Company on July 17, 2020.

In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ Dawn Holicky Pruitt
Dawn Holicky Pruitt